Hercules Incorporated
HERCULES                                     Hercules Plaza
                                             1313 North Market Street
                                             Wilmington, DE  19894-0001

                                             Thomas L. Gossage
                                             Chairman and
                                             Chief Executive Officer


                                 March 4, 1996


Mr. Albert J. Costello
Chairman and Chief Executive Officer
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL  33486-1010

Dear Al:

        After our conversation last Friday and after careful deliberation, I have decided to tender my resignation as a Director of W. R. Grace & Co. ("Grace") effectively immediately. Although I sincerely regret having to take this action, I cannot remain a Director of Grace given what appears to be its direction and long-term strategy regarding its specialty chemical business.

        As I indicated, I recently have been contacted by several large shareholders of both Grace and Hercules Incorporated ("Hercules") who have encouraged me to consider a combination of our companies. Now that Grace is positioned to become a "pure chemical company," these shareholders believe that such a combination could create substantial value for shareholders of both our companies. The Hercules management team also has undertaken a review of such a combination, based solely on publicly available information, and believes that such a transaction could provide tremendous opportunities for increased shareholder value for both companies' shareholders.

        Although I have contacted you twice to discuss such a transaction, you have decided not to meet and to hear our view of the value of the combination. You told me that, after polling a number of Grace Directors, you do not believe a combination with Hercules would be in the best interests of Grace's shareholders. Such a judgment without a thorough analysis and discussion of the reasons which support my proposed combination is not, in my opinion, responsive to the best interests of your shareholders. Therefore, I believe, it is in the best interests of both Grace and Hercules and their respective shareholders that I resign.







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Mr. Albert J. Costello
Page Two
March 4, 1996
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        I hereby request that Grace disclose this letter as provided by Item 6 of Form 8-K under the Securities Exchange Act of 1934.

                                                   Sincerely,


                                                   T. L. Gossage






cc:     W. R. Grace & Co. Board of Directors:

    Dr. George C. Dacey
    Mr. Edward W. Duffy
    Mr. Harold A. Eckmann
    Dr. Marye Anne Fox
    Dr. James W. Frick
    Dr. Constantine L. Hampers
    Mr. Thomas L. Holmes
    Ms. Virginia A. Kamsky
    Mr. Peter S. Lynch
    Mr. Robert C. Macauley
    Mr. John E. Phipps
    Mr. Eugene J. Sullivan